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                                                                      EXHIBIT 12
                                                                      ----------

                       THE LIMITED, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (Thousands)

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

                                                                                     Year Ended
                                                ------------------------------------------------------------------------------------

                                                February 3, 2001 January 29, 2000 January 30, 1999 January 31, 1998 February 1, 1997
                                                ---------------- ---------------- ---------------- ---------------- ----------------
Adjusted Earnings
-----------------

Pretax earnings                                         $758,905         $831,759       $2,351,494         $390,653         $675,088

Portion of minimum rent ($653,820 in 2000,               217,940          223,987          229,747          246,162          237,419
$671,960 in 1999, $689,240 in 1998, $738,487
in 1997, and $712,258 in 1996) representative
of interest

Interest on indebtedness                                  58,244           78,297           68,528           68,728           75,363

Minority interest                                         69,345           72,623           63,616           55,610           45,466
                                                    ------------     ------------     ------------     ------------     ------------

Total earnings as adjusted                            $1,104,434       $1,206,666       $2,713,385         $761,153       $1,033,336
                                                    ============     ============     ============     ============     ============

Fixed Charges
-------------

Portion of minimum rent representative of
interest                                                $217,940         $223,987         $229,747         $246,162         $237,419

Interest on indebtedness                                  58,244           78,297           68,528           68,728           75,363
                                                    ------------     ------------     ------------     ------------     ------------

Total fixed charges                                     $276,184         $302,284         $298,275         $314,890         $312,782
                                                    ============     ============     ============     ============     ============

Ratio of earnings to fixed charges                         4.00x            3.99x            9.10x            2.42x            3.30x
                                                    ============     ============     ============     ============     ============
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